Mr. Steve Wells
Twistee Treat Corporation
301 Clark Street
Warrensburg, MO 64093

Please be advised that we are unable to provide our opinion on the Company's financial statements as of November 30, 2000 because of our inability to obtain independent confirmations from the Company's attorneys and for certain transactions that occurred during the year. We expect to receive such information shortly.

Very truly yours,

By: /s/ Weinberg & Company, P.A.
        ------------------------
        Weinberg & Company, P.A.